SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement

[ X]   Definitive Proxy Statement

[  ]   Definitive Additional Materials

[  ]   Soliciting Material Pursuant to (ss.)240.14a-11(c) or (ss.)240.14a-12

                             ELJER INDUSTRIES, INC.
                (Name of Registrant as Specified in Its Charter)

                             ELJER INDUSTRIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each part to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

         (4)     Proposed maximum aggregate value of transaction:
----------
/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration No.:

         (3)      Filing Party:

         (4)      Date Filed:

17120 Dallas Parkway
Dallas, Texas  75248
Tel: (214) 407-2600

ELJER
INDUSTRIES


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held On April 16, 1996


                                                                   Dallas, Texas
                                                                  March 15, 1996

To the Shareholders of ELJER INDUSTRIES, INC.:

               Notice is hereby given that the annual meeting of shareholders of Eljer Industries, Inc., a Delaware corporation (the "Company"), will be held at The Addison Conference & Theatre Centre at 15650 Addison Road, Addison, Texas, on Tuesday, April 16, 1996, at 8:00 a.m., local time, for the following purposes:

            1. To elect two directors to serve for a term of three years;

            2. To consider and vote upon a proposal to amend the Company's Long-Term Executive Incentive Compensation Plan to increase from 850,000 to 1,200,000 the number of shares of Common Stock of the Company reserved for issuance pursuant to the Plan;

            3. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company; and

            4. To transact any other business which may properly come before the meeting or any adjournment thereof.

               Shareholders of record at the close of business on February 20, 1996 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during normal business hours for a period of 10 days prior to the meeting.

               A record of the Company's activities during 1995 and financial statements for the fiscal year ended December 31, 1995 are contained in the Company's 1995 Annual Report. The Annual Report, which is being delivered to shareholders herewith, does not form any part of the material for solicitation of proxies.

                              By Order of the Board of Directors


                                     George W. Hanthorn
                                Vice President - General Counsel
                                       and Secretary

                            [MAP OF MEETING LOCATION]


      Place of Annual Meeting

     The Addison  Conference & Theatre  Centre is located at 15650 Addison Road,
Addison,   Texas,   approximately   18  miles  northeast  of  Dallas/Ft.   Worth
International Airport.

     Shareholders attending the meeting who will be using LBJ Freeway (I-635) should exit north onto the Dallas North Tollway, travel north to the Beltline Road exit. Turn west (left) on Beltline to Addison Road, turn north (right) on Addison Road. The Addison Conference & Theatre Centre is located on the right.

                              17120 Dallas Parkway
                               Dallas, Texas 75248
                              Tel: (214) 407-2600
ELJER
INDUSTRIES


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1996

               This proxy statement is furnished to shareholders of Eljer Industries, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy is March 15, 1996.

               The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, certain officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by mail, telephone, facsimile telecommunication or telegraph without special compensation for their services. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's common stock, par value $1.00 per share ("Common Stock") held of record by such brokerage firms and other custodians, nominees and fiduciaries and the Company will reimburse such firms and persons for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a fee of $3,500 plus certain expenses.

               Proxy Cards. The enclosed proxy card serves to appoint proxies for record holders of Common Stock of the Company. Shares represented by a proxy in such form, duly executed and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTORS NAMED IN THE PROXY, FOR APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE PURSUANT TO THE PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving written or oral notice of such revocation to the Secretary of the Company.

               Voting Procedures and Tabulation. The Company will appoint two inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     The inspectors will tabulate (i) the number of votes cast for or withheld as to the vote on each nominee for director, (ii) the number of votes cast for, against or abstaining, as well as the number of abstentions and non-votes, as to the proposal on the Long-Term Executive Incentive Compensation Plan and (iii) the number of votes casts for, against or abstaining, as well as the number of broker abstentions and non-votes, as to the ratification of the appointment of independent auditors. The treatment and effect of abstentions and broker non-votes under Delaware law and the Company's Certificate of Incorporation and By-laws are described below. An abstention or broker non-vote with respect to the election of directors will have no effect on the outcome of the voting on such matter, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote. An abstention with respect to the proposals on the Long-Term Executive Incentive Compensation Plan and on ratification of the appointment of auditors will effectively count as a vote against the proposals. The shares represented by a broker non-vote (or other limited proxy) as to such proposals will be counted toward the meeting quorum but will not be entitled to be voted on the proposals at the meeting and therefore will not be considered a part of the voting power present with respect thereto. This will have the effect of reducing the number of shares required to be voted in favor of the proposal in order to approve it.

               YOUR VOTE IS IMPORTANT TO THE COMPANY. EVEN IF YOU EXPECT TO ATTEND THE 1996 ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. COMPLETING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU DO ATTEND THE MEETING.


                                VOTING SECURITIES

               The only voting security of the Company outstanding is its Common Stock. Only holders of record of Common Stock at the close of business on February 20, 1996, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 7,152,252 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

                              ELECTION OF DIRECTORS

               The Company's by-laws provide that the directors are to be divided into three classes with respect to the time for which they hold office. At each annual meeting of shareholders of the Company, successors of the class whose term of office expires in that year are to be elected for a three-year term or until their successors have been duly elected and qualified. The terms of two directors, Frank J. Morgan and John H. Deininger, will expire at the 1996 Annual Meeting. Messrs. Morgan and Deininger have each been nominated for re-election. If re-elected, Messrs. Morgan and Deininger will each serve until the 1999 annual meeting of shareholders of the Company or until his successor has been duly elected and qualified.

               The Company's by-laws establish certain procedures for shareholder nominations of candidates for directors. Those procedures are set forth below in the section entitled "Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors."

               The parties named in the enclosed proxy intend to vote the shares represented thereby FOR the election of Messrs. Morgan and Deininger unless the proxy is marked otherwise. Messrs. Morgan and Deininger have each agreed to serve as a director if elected and the Company has no reason to believe that a nominee will be unable to serve. In the event a nominee becomes unwilling or unable to serve, however, the persons named in the enclosed proxy will vote such proxy for such other person as the Board of Directors may nominate for director.

               Set forth below is information regarding each of the directors and the nominees for director of the Company. Directors in each class are elected at the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years.

                        CLASS WHOSE TERM EXPIRES IN 1996

Frank J. Morgan,
age 70, director since April 1989              Mr.  Morgan  has  served as  Chairman  of the Board of the  Company  since
                                               December  1990.  Mr.  Morgan  served  as  President  and  Chief  Operating
                                               Officer of The Quaker Oats Company,  an  international  marketer of foods, pet foods and toys,  from 1983 to 1990.  Prior  thereto,  he held  various positions  with  Quaker  Oats since  1964.  He is also a  director  of The
                                               Molson Companies Limited.

John H. Deininger,
age 64, director since April 1989              Mr.  Deininger serves as a consultant to and/or an investor in a number of companies.  His  business is  conducted  under the name J.D.  Investments,
                                               Inc.  He also  serves as the  Chairman  of the  Board of  Pawnee  Rotation
                                               Molding  Co.,  L.P.  since  May  1995.  He  served  as  President,   Chief
                                               Executive  Officer  and a  director  of Union  City Body Co.,  L.P.,  from
                                               October 1993 to October  1994.  He served as Executive  Vice  President of
                                               Illinois  Tool Works,  Inc., a  manufacturer  of  industrial  products and components from 1986 through 1990.

                        CLASS WHOSE TERM EXPIRES IN 1997

C. A. Rundell, Jr.,
age 64, director since October 1992            Mr.  Rundell serves as a consultant to and/or as a member of the boards of directors of a number  of  companies.  His  business  is  conducted  under  the name
                                               Rundell  Enterprises,  a  sole  proprietorship.  Mr.  Rundell  is  also  a director of  Inter-Regional  Financial Group,  Inc., NCI Building Systems,
                                               Inc., Redman Industries,  Inc., Tandy Brands  Accessories,  Inc. and Tyler
                                               Corporation.

                        CLASS WHOSE TERM EXPIRES IN 1998

Scott G. Arbuckle,
age 64, director since February 1990           Mr.  Arbuckle has served as  President  and Chief  Executive  Officer of the Company
                                               since  February  1990. Mr.  Arbuckle  previously  served as Executive Vice
                                               President  of the Company and  President of the HVAC Group from April 1989
                                               to  February  1990.  He  joined  U.S.  Brass,   the  Company's   indirect,
                                               wholly-owned subsidiary, in 1963.

Walter C. Minnick,
age 53, director since April 1993              Mr.  Minnick  served  until  February  1995 as President  and Chief  Operating
                                               Officer,  Chief Executive Officer and a director of TJ International Inc., a manufacturer and distributor of specialty building  products.  From 1974 to 1979,  Mr.  Minnick was employed by TJ  International  in various other capacities,  including Corporate Secretary, National Manufacturing Manager
                                               and  Vice  President,  Division  Operations.  He is  also  a  director  of
                                               MacMillan Bloedel, Ltd.


                                      -3-

Paul E. Price,
age 61, director since February 1993           Mr. Price served in various  capacities with The Quaker Oats Company from 1972 until his  retirement  in June  1991 and most  recently,  served  as its  Senior
                                               Vice-President,  Finance and Chief  Financial  Officer from 1988 until his retirement.  He  also  served  as  President  of  the  Fisher  Price  Toys division during 1990 and as Executive  Vice-President of the International
                                               Grocery  Products  division of Quaker Oats in 1987 and 1988.  Mr. Price is also a director of DeSoto, Inc. and Xytronyx, Inc.



Board Meetings and Committees

               During 1995, the Board of Directors of the Company held 6 meetings. Each of the directors of the Company attended at least 75 percent of the aggregate total number of meetings of the Board of Directors and meetings of any committee of the Board on which that director served and which took place subsequent to his election as a director. The Board of Directors has standing Audit, Compensation and Executive Committees. It does not have a standing Nominating Committee.

               The Audit Committee reviews the scope and results of the audit by the Company's independent auditors, makes recommendations to the Board as to the selection of independent auditors and has approval authority with respect to services provided by the independent auditors. In addition, it reviews systems of internal control, reviews accounting policies and procedures and directs and supervises investigations into matters within the scope of its duties. The members of this committee are Messrs. Deininger (chairperson), Morgan, Rundell, Minnick and Price. The Audit Committee met 2 times in 1995.

               The Compensation Committee reviews the cash compensation of management personnel and takes action on all salary changes for certain management personnel. In addition, it administers all aspects of the various management stock incentive plans and awards stock-based compensation to executive officers and employees of the Company. The members of this committee are Messrs. Minnick (chairperson), Morgan, Deininger, Rundell and Price. The Compensation Committee met 4 times in 1995.

               The Executive Committee has, and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee does not have the power to change the membership or fill vacancies in the Board of Directors or in the Executive Committee. The members of the Committee are Messrs. Morgan (Chairperson), Rundell and Arbuckle. The Executive Committee met 5 times in 1995.

Directors' Fees and Compensation

               Directors who are not employees of the Company or any of its subsidiaries receive for their services a retainer fee of $16,000 per annum payable in cash or in shares of the Company's Common Stock and a fee of $800 in cash for each Board or committee meeting attended. In addition, each chairperson of a committee of the Board who is not an employee of the Company or any subsidiary receives for his services as chairperson a retainer fee of $2,000 per annum payable in cash or in shares of the Company's Common Stock. If a director elects to receive the retainer fee in shares of Common Stock, the Company transfers shares of treasury stock to the directors in payment of such fees at the time of, or shortly after, the first meeting of the Board of Directors following the annual meeting of shareholders of the Company based on the market value of the Company's Common Stock at that time. Cash payments, if elected, are also made at that time. Non-employee directors who are elected to the Board between annual shareholder meeting dates are entitled to receive a pro rata portion of the retainer fees for their services based on the number of days from the date of their election until the next annual meeting of shareholders. Directors who are employees of the Company or any subsidiary do not receive any fees for Board or committee service. The Company reimburses all directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

               In 1992, the Company adopted a retirement plan for directors of the Company who are not employees of the Company or any of its subsidiaries. Under the plan, an eligible director who has three or more years of credited service as a director is entitled to receive upon his or her retirement from the Board of Directors an annual payment in cash equal to the amount of the per annum director retainer fee in effect for the year in which he or she retired. The annual retirement entitlement is payable for a period of years equal to the number of years he or she served as a Board member but not to exceed 10 years.

               Frank J. Morgan currently serves as Chairman of the Board as a non-employee director and is compensated at the rate of $100,000 annually for his services. Mr. Morgan also receives the retainer fee and cash payments for meetings as a non-employee director of the Company. As a non-employee director, Mr. Morgan participates in the retirement plan for directors of the Company.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

               The following table sets forth information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                            Common Stock
                                                         Beneficially Owned
                                                     ---------------------------
Name and Address of                                    Number          Percent
 Beneficial Owner                                     of Shares      of Class(1)
-----------------------                              -----------     -----------

Gabelli Funds, Inc..........................         829,800(2)        11.6%
  655 Third Avenue
  New York, New York  10017

James P. Lennane............................         641,100(3)         9.0%
  4820 Bayshore Drive
  Suite D
  Naples, Florida  33962

(1) As of February 20, 1996, there were outstanding 7,152,252 shares of Common Stock, the only class of voting stock of the Company outstanding.

(2) The number of shares is based on information contained in a Schedule 13D, as amended through Amendment No. 13 thereto, filed with the Securities and Exchange Commission (the "SEC") by Gabelli Funds, Inc. and certain of its affiliates, which reflects their beneficial ownership of shares of Common Stock as of December 4, 1995. According to the filing, Gabelli Funds and such affiliates reported that they may be deemed to have sole voting power with respect to 804,800 shares and sole dispositive power over 829,800 shares.

(3) The number of shares is based on information contained in a Schedule 13D, as amended through Amendment No. 4 thereto, filed with the SEC by James P. Lennane, Bette M. Byouk and Susan Kahl Lennane which reflects their beneficial ownership of shares of Common Stock as of March 23, 1995. According to the filing, Mr. Lennane reported that he may be deemed to have sole voting and dispositive power over 637,100 shares and Ms. Byouk and Ms. Lennane each reported that they may be deemed to have sole voting and dispositive power over 2,000 shares each.

                        SECURITY OWNERSHIP OF MANAGEMENT


               The following table sets forth as of February 20, 1996 the beneficial ownership of Common Stock (the only equity security of the Company) by each director of the Company, each named executive officer listed in the Summary Compensation Table appearing in this Proxy Statement and all directors and executive officers as a group.

                                                                Common Stock
                                                             Beneficially Owned
                                                             ------------------
                                                             Number     Percent
                                                            of Shares  of Class
                                                            ---------  ---------
Directors

Scott G. Arbuckle ..................................       172,779(2)       2.4%
John H. Deininger ..................................        21,553(1)       *
Walter C. Minnick ..................................         9,561(1)       *
Frank J. Morgan ....................................        34,805(1)       *
Paul E. Price ......................................         2,804(1)       *
C. A. Rundell, Jr ..................................         8,469(1)       *

Named Executive Officers (excluding
  any director named above) and Group

James A. Harris ....................................        50,642(3)       *
James F. Thomason ..................................        56,500(4)       *
George W. Hanthorn .................................         3,750(5)       *
G. Michael Morrell .................................        21,500(6)       *
All directors and executive
  officers as a group (14 persons) .................       442,196(7)       6.2%
------------

* Beneficial ownership represents less than one percent of the outstanding Common Stock.

(1) The beneficial owner has sole voting and investment power with respect to all shares listed.

(2) Includes 141,073 shares Mr. Arbuckle currently has the right to acquire pursuant to stock options; 9,456 shares held for the account of Mr.
      Arbuckle under the Eljer Tax Reduction Investment Plan ("TRIP"), with respect to which Mr. Arbuckle has sole voting power and dispositive power, subject to the terms of the TRIP; 16,600 shares held jointly by Mr. Arbuckle and his wife with respect to which they share voting and dispositive power; and 5,650 shares with respect to which Mr. Arbuckle has sole voting and dispositive power.

(3) Includes 38,100 shares Mr. Harris currently has the right to acquire pursuant to stock options; 2,392 shares held for the account of Mr. Harris under the TRIP with respect to which Mr. Harris has sole voting power and dispositive power, subject to the terms of the TRIP; 5,150 shares with respect to which Mr. Harris has sole voting and dispositive power; and 5,000 shares of restricted stock, with respect to which Mr. Harris has sole voting power, but no dispositive power. The restricted period for the 5,000 shares of the restricted stock, which were granted in 1994, terminates on February 15, 1997.

(4) Includes 41,800 shares Mr. Thomason currently has the right to acquire pursuant to stock options; 3,105 shares held for the account of Mr. Thomason under the TRIP, with respect to which Mr. Thomason has sole voting power and dispositive power, subject to the terms of the TRIP; 3,695 shares with respect to which Mr. Thomason has sole voting and dispositive power; 1,300 shares held by Mr. Thomason's wife with respect to which she has sole voting and dispositive power; and 6,600 shares of restricted stock, with respect to which Mr. Thomason has sole voting power, but no dispositive power. The restricted period for those 6,600 shares of restricted stock, which were granted in 1996, terminates on February 20, 1999.

(5) Includes 3,750 shares Mr. Hanthorn currently has the right to acquire pursuant to stock options.

(6) Includes 2,500 shares Mr. Morrell currently has the right to acquire pursuant to stock options; 5,000 shares with respect to which Mr. Morrell has sole voting and dispositive power; and 14,000 shares of restricted stock, with respect to which Mr. Morrell has sole voting power, but no dispositive power. The restricted period for 10,000 shares of the restricted stock, which were granted in 1994, terminates on April 19, 1997 and the restricted period for the remaining restricted shares, which were granted in 1996, terminates on February 20, 1999.

(7) Includes 264,198 shares with respect to which executive officers and directors have the right to acquire pursuant to exercisable stock options; 22,603 shares held for the account of such persons under the TRIP; and 35,600 shares of restricted stock.


                             EXECUTIVE COMPENSATION

               The Company's executive compensation program is administered by the Compensation Committee. The Board designates the members and the Chairman of the committee. At the present time, the Compensation Committee consists of all of the directors who are not employees of the Company. The Compensation
Committee establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the Company's Executive Incentive Compensation Program, 1991 Long-Term Performance Plan, 1995 Long-Term Incentive Plan and the Long-Term Executive Incentive Compensation Plan and awards stock-based compensation to executive officers and employees of the Company.

               The following is a report submitted by members of the Compensation Committee addressing the Company's compensation policy as it related to the executive officers for fiscal 1995. The report and the information herein under "Executive Compensation - Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities established under Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE


To the Shareholders of Eljer Industries, Inc.:

               As members of the Compensation Committee of the Board of Directors (the "Committee") it is our responsibility to review and set compensation levels of the executive officers of the Company, evaluate the performance of management and consider management succession and related matters.

               The Committee retains the services of Hewitt Associates LLC, a compensation and benefits consulting firm ("Hewitt Associates"), to provide information to the Committee to assist it in connection with the performance of its duties. Hewitt Associates provides advice to the Committee with respect to the compensation of executive officers of the Company. The Committee takes into account the performance of the Company and how compensation paid by the Company compares to compensation paid by a comparator group of companies. Members of the Committee also review various compensation surveys provided during the year by Hewitt Associates and other firms specializing in executive compensation. In 1995, these surveys included reports of middle market manufacturing and service companies, and the market data of general industry companies of similar size. Salaries for the executives are reviewed by the Committee on an annual basis and may be increased at that time on the basis of salary increase guidelines established each year by the Company, the individual performance, and changes in pay levels at the comparator companies and in industry in general. This group is referenced for establishing all components of pay. The Committee believes that this group is the most representative comparator group of companies for establishing competitive levels of executive pay. Competitors chosen for comparison purposes in the compensation area generally are not the same companies which comprise the peer group index in the performance graph included in this Proxy Statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily those companies that would be included in the peer group established for comparing shareholder returns.

               In establishing executive compensation, the Committee neither bases its decisions entirely on quantitative relative weights of various factors, nor does it follow a mathematical formula. Rather, the Committee exercises discretion and makes judgments after considering all factors that are deemed relevant, including the achievement of certain objective targets set by the Committee relating to the Company's financial performance. In establishing each component of pay, the Committee considers the entire pay package.

               Executive compensation policies are designed to use executive pay as incentive to promote the Company's overall business strategies, values and management initiatives. The policies are intended to (i) attract and retain those kinds of executives who are considered essential to the long-term success of the Company through the salaried administration program; (ii) support a performance-based environment that rewards achievement of established Company goals and corporate performance through the payment of cash awards annually; and
(iii) reward executives for long-term strategic management and the enhancement of shareholder value through stock-based and long-term incentive awards. The total compensation program emphasizes variable compensation opportunities over time and encourages long-term stock ownership.

               Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1003 Act") limits the deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such compensation meets certain requirements.

               The Compensation Committee believes that the current Executive Compensation program is generally fully deductible. However, the Committee may occasionally grant restricted shares or compensation regarding the long-term incentive programs that are in excess of the $1 million limit and may not be deductible. Therefore, the Committee's policy is to retain the discretion to pay non-deductible compensation if that would be in the best interests of the Company and shareholders under the circumstances. Nonetheless, all taxable income for 1995 of the Chief Executive Officer and other named executive officers qualified as deductible by the Company.

               For 1995, as in years past, the Company's executive compensation program consisted of three elements of a total compensation program: base salary, annual incentive bonus and long-term, primarily stock-based, incentive compensation. This approach emphasizes the management of total compensation rather than the administration of separate components of pay. In its compensation decisions with respect to 1995, the Committee took particular note of the management skills, abilities and dedication needed in order for the Company to continue to make progress in resolving financial, legal and operating difficulties facing the Company. The Committee attempts to structure executive compensation packages so that the compensation paid to the Company's executive officers, both individually and collectively, will rank in the median range of the compensation reported by the comparator companies, and actual pay in 1995 fell within this range.

Base Salaries

               In  establishing  the base salaries for executive  officers,  the
Committee considers the individual executive's level of responsibility. That responsibility is compared to compensation surveys provided in large part by Hewitt Associates. The Committee feels that a larger portion of executive compensation opportunity should consist of performance-based incentives. Consequently, the Company's salaries continue to average at the mid-point range of base salaries reported by comparator companies for the year 1995.

               On February 22, 1995, the salary of Scott G. Arbuckle, the Company's chief executive officer ("CEO"), was raised, by the Committee, from $371,000 to $400,000 -- an increase of approximately 8%. In fixing the CEO's salary, the Committee took into account the Company's continued financial and operational progress and determined that a merit base salary increase was in order. The Committee based the amount of the increase partly on industry comparative salaries for chief executive officers, which were higher than the CEO, and partly on industry averages for pay increases (3-1/2% to 4-1/2%) for chief executive officers.

Annual Incentives

               Bonuses awarded under the Executive  Compensation Program consist of a discretionary portion and a non-discretionary portion that is based on the achievement of objectives established each year by the Committee. Bonus opportunities are established to approximate median practices among the comparator companies. Under the annual incentive plans, financial targets are set at levels approved by the Board of Directors and include specific accounting measures of success. In February 1995, the Committee established 1995 performance goals for the Company's executive officers. The Committee determined that 30% of each officer's bonus would be based on whether an earnings per share target was met; 30% on whether a return on net assets target was met; 20% on whether a net operating income (excluding unusual items) target was met; and, 20% would be discretionary with consideration given to the achievement of certain individual performance objectives established for each officer. This discretionary portion of annual earned awards was based on discretionary factors that reflected differences in individual contributions to the Company's success for the year.

               In February 1996, the Committee met, reviewed the continued improved operating performance of the Company in fiscal 1995, but determined that the net operating income target established by the Committee under the bonus program had not been met. Partial awards were given for achievement toward return on net assets and earnings per share objectives. The Committee also reviewed the CEO's and the other executive officers' success in meeting individual performance objectives. Based on its evaluation of all factors, the Committee concluded that the CEO and other executive officers achieved improvements in long-term financial performance and continued to position the Company for stability and future growth, and awarded commensurate bonuses. In total, the bonus payments either met or were slightly below target levels because the operating performance of the Company, and the executives' performance, averaged target performance levels. The Committee believes that the bonuses paid to the CEO and other executives for services in 1995, as a percentage of base salary, are in keeping with the improvements made to operations.

Long-Term Incentives

               Long-term incentives provide a significant portion of total compensation for executives and encourage long-term stock ownership. Stock-based awards under the Long-Term Executive Incentive Compensation Plan strengthen the ability of the Company to attract, motivate and retain capable executives and more closely align the interests of management with those of shareholders.
Long-term awards granted in 1995 under this plan consisted of non-qualified stock options. Unlike cash, the value of stock options, and to a lesser extent restricted stock, will not be immediately realized by the executive. Stock options are granted with exercise prices equal to the prevailing market value of the underlying stock on the date of grant, and will only have value if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders. Options granted in 1995 vest in equal amounts over four years and executives must be employed by the Company or an affiliate at the time of vesting in order to exercise the options. Restricted stock is subject to a restricted period during which the stock will be forfeited if the executive's employment is terminated and during which the stock cannot be transferred. The restricted period for awards granted is three years. Restricted stock awards are made for the hiring and retention of key executives. In establishing relative levels of stock options and restricted stock grants the Committee references marketplace practices in this regard.

               The Committee considers the grant of stock-based  compensation to executive officers and key managers on an annual basis. The amount of stock-based compensation awarded is based upon the position held by an executive, his expected contribution to the Company's future growth and profitability and his current equity holdings. In granting stock-based compensation, the Committee considers awards reflected in compensation surveys and attempts to base awards at the mid-level indicated by the practices among the comparator companies. The Committee did not reprice any options in 1995, and has not considered it necessary to establish target stock ownership levels for its executive officers.

               In accordance with the foregoing guidelines, the CEO was granted options to purchase 25,000 shares of Common Stock in 1995. The Committee believes that top executives are best motivated by the opportunity for equity ownership and that fact, coupled with practices at the comparator companies, suggested these shares as an appropriate size of the option grant to the CEO.

               No awards previously granted under the Company's 1991 Long-Term Performance Plan were earned during the three-year performance period ended December 31, 1993 because performance targets were not achieved. In 1993, the Committee established new long-term incentive awards under the Company's 1991 Long-Term Performance Plan for the performance period ending December 31, 1995, and established the cumulative earnings per share targets (excluding certain unusual items) relating to those awards. Payouts to the Named Executive Officers for the 1993-1995 award period are shown in the Summary Compensation Table. The Committee has established a new long-term incentive program, the 1995 Long-Term Incentive Plan, designed to further strengthen the relationship between executive pay and shareholder value creation. The incentive awards under the 1995 Long-Term Incentive Plan will replace the annual grants of performance awards under the 1991 Long-Term Incentive Plan for the performance period beginning in 1995. Award opportunities under the 1995 Long-Term Incentive Plan will be directly tied to stock price growth. The Committee believes that the flexibility provided under the 1995 Long-Term Incentive Plan will best complement the existing stock option and restricted stock components of the Company's long-term incentive program, and will provide an effective means for further tieing the incentive opportunities of the Company's executives to shareholder value creation.

Summary

               The Committee believes that executive compensation levels during fiscal 1995 adequately reflect the Company's compensation goals and policies.

                                          Compensation Committee

                                          Walter C. Minnick, Chairman
                                          Frank J. Morgan
                                          John H. Deininger
                                          C.A. Rundell, Jr.
                                          Paul E. Price

Compensation Summary

         The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the CEO and the other four most highly compensated executive officers of the Company whose combined salary and bonus for 1995 exceeded $100,000 (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                -------------------------------------
                                                Annual Compensation                      Awards               Payouts
                                         ---------------------------------      -------------------------    --------
                                                                  Other
                                                                 Annual         Restricted     Securities
Name and                                                         Compen-          Stock        Underlying     LTIP       All Other
Principal                                             Bonus($)   sation($)       Awards         Options/     Payouts      Compen-
Position                 Year            Salary($)      (3)        (4)           ($)(5)         SARs (#)       ($)      sation($)(6)
--------                 ----            ---------    --------   ---------      ----------      ---------    --------   ------------


Scott G. Arbuckle,        1995           400,000      200,000       25,954                        25,000     577,500      387,227(7)
President and CEO         1994           371,000      194,775       35,115            --          35,000          --      153,963(7)
                          1993           350,000      250,000       41,970            --          50,000          --      392,216(7)

James A. Harris,          1995           156,343       56,596       13,629            --          10,000     137,830           6,506
Executive V.P. &          1994           144,095       60,520       13,629        44,688          15,000          --           6,578
President of Eljer        1993           125,300       75,180       13,359        38,438           8,000          --           5,049
Manufacturing, Inc.

James F. Thomason, V. P.  1995           198,278       79,708       15,267            --          10,000     196,900           8,339
Manufacturing             1994           189,740       79,691       15,522            --          15,000          --           8,914
                          1993           179,000      107,400       15,149            --           8,000          --           7,512

George W.                 1995           200,000       66,400       12,790            --              --      88,612              --
Hanthorn, V.P. General    1994            41,667       10,416        3,135            --          15,000          --              --
Counsel                   1993                --           --           --            --             ---          --              --
& Secretary(1)

G. Michael Morrell        1995           145,043       68,837        3,528            --          10,000      95,286              --
Managing Director,        1994           103,965       72,236        2,521        70,000              --          --              --
European Operations(2)    1993                --           --           --            --              --          --              --


(1) Mr. Hanthorn became an employee of the Company in November 1994.

(2) Mr.  Morrell  became an  employee  of the  Company in April 1994.
    Amounts indicated were paid in British pounds sterling and have been converted to United States dollars on the basis of $1.578 per pound sterling.

(3) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year.

(4) Amounts consist of automobile lease payments made by the Company, tax planning services and club dues for certain of the executives.

(5) As of December 31, 1995, the only shares of restricted stock outstanding that were granted to the named executive officers were as follows: Mr. Harris, 5,000 in 1993 and 5,000 in 1994; and Mr. Morrell, 10,000 in 1994. The aggregate value of these shares of restricted stock is based on the closing sales price of the Company's Common Stock on the date of the grant. The restricted period with respect to such shares for Mr. Harris terminated on February 16, 1996 for those granted in 1993, and will terminate on February 15, 1997 for those granted in 1994. The restricted period with respect to such shares for Mr. Morrell will terminate on April 19, 1997.

(6) Except as noted in footnote 7 below, these amounts represent matching contributions by the Company to the TRIP and the defined contribution portion of the Supplemental Plan payments (see "Defined Benefit Plans" below) on behalf of the named individuals.

(7) With respect to Mr. Arbuckle, these amounts include lump sum retirement payments of $369,834 in 1995, $135,333 in 1994,
     $377,816 in 1993 earned pursuant to pension benefits accrued under the Eljer Supplemental Benefit Plan. The payments reflect benefits as of December 31, 1995, December 31, 1994 and December 31, 1993, respectively, a significant amount of which Mr. Arbuckle earned prior to becoming President and Chief Executive Officer of the Company.

                                Option/SAR Grants

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1995 to each of the named executive officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                        Individual Grants
-----------------------------------------------------------                               Potential
                          Number of       % of Total                                 Realizable Value at
                         Securities        Options/                                  Assumed Annual Rates
                         Underlying          SARs                               of Stock Price Appreciation
                          Options/        Granted to     Exercise                     for Option Term(1)
                           SARs           Employees        Price                     -------------------
                          Granted         in Fiscal         Per        Expiration
Name                      (#)(2)            Year           Share          Date       5%(3)       10%(4)
----                       -----          ---------       -------       ---------    -----      --------
Scott G. Arbuckle         25,000             22.3%        $5.88          2/22/05   $ 92,369     $234,080
James A. Harris           10,000              8.9%        $5.88          2/22/05   $ 36,947     $ 93,632
James F. Thomason         10,000              8.9%        $5.88          2/22/05   $ 36,947     $ 93,632
George W. Hanthorn(5)         --               --            --               --         --           --
G. Michael Morrell        10,000              8.9%        $5.88          2/22/02   $ 23,917(6)  $ 55,737(7)


(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(2)  Options granted in 1995 did not include stock appreciation rights ("SARs").

(3) Represents an assumed market price per share of Common Stock of $9.57, unless otherwise noted.

(4) Represents an assumed market price per share of Common Stock of $15.24, unless otherwise noted.

(5) George W. Hanthorn was awarded no options in 1995. His most recent award was October 17, 1994, which is Mr. Hanthorn's initial hire date.

(6)  Represents an assumed market price per share of Common Stock of $8.27.

(7)   Represents an assumed market price per share of Common Stock of $11.45.

Option/SAR Exercises

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended December 31, 1995, and the unexercised options held and the value thereof at that date, by each of the named executive officers.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAREND OPTION/SAR VALUES


                                                            Number of Securities                   Value of
                                                          Underlying Unexercised                  Unexercised
                                                              Options/SARs at                     In-the-Money
                          Shares                               Fiscal Yearend                   Options/SARs at
                          Acquired                                  (#)                        Fiscal Yearend ($)
                        on Exercise      Value         ---------------------------       ---------------------------
       Name                 (#)        Realized($)     Exercisable   Unexercisable       Exercisable   Unexercisable
------------------      -----------    -----------     -----------   -------------       -----------   -------------
Scott G. Arbuckle           -0-           -0-              106,046         85,000            78,670        249,764

James A. Harris             -0-           -0-               27,725         27,375            20,327         90,984

James F. Thomason           -0-           -0-               31,300         27,500            20,421         91,015

George W. Hanthorn          -0-           -0-                3,750         11,250            13,593         40,781

G. Michael Morrell          -0-           -0-                  -0-         10,000               -0-         48,750



Long-Term Incentive Plan Awards

      The Long-Term Incentive Plan provides for awards based on performance units to key executives. Units are earned based on the achievement of Corporate performance goals established by the Compensation Committee.

      The Performance Target for the three-year period ended December 31, 1995 Performance Period was based on cumulative earnings per share excluding certain unusual items. Results achieved were 110% of the target level.


                                                                   Payout Amount
                                                   Target Award   @110% of Target

Scott G. Arbuckle                                     $525,000       $577,500
James A. Harris                                        125,300        137,830
James F. Thomason                                      179,000        196,900
George W. Hanthorn                                      80,555         88,611
G. Michael Morrell                                      86,624         95,286

Defined Benefit Plans

      The following table illustrates the amount of annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 in the specified remuneration and years-of-service classifications under the Retirement Plan, the Excess Plan and Supplemental Plan discussed below. Offsets for Social Security payments and other offsets provided for in the plans are reflected in this table.

                               PENSION PLAN TABLE

                                                         Years of Service at Retirement
                            ---------------------------------------------------------------------------------------
Remuneration                   15                   20                25                 30                  35
------------                --------             --------          --------           --------            ---------

$  150,000..........      $  30,662              $40,883          $51,103             $61,324             $71,545
    200,000.........         41,912               55,883           69,853              83,824              97,795
    300,000.........         64,412               85,883          107,353             128,824             150,295
    400,000.........         86,912              115,883          144,853             173,824             202,795
    500,000.........        109,412              145,883          182,353             218,824             255,295
    750,000.........        165,662              220,883          276,103             331,324             386,545
  1,500,000.........        334,412              445,883          557,353             668,824             780,295

       The Retirement Plan for Salaried Employees of Eljer Manufacturing, Inc. (the "Retirement Plan") is a noncontributory, defined benefit plan for certain of its salaried employees. The amount of a participant's pension benefits depends primarily on years of employment, age at retirement and average annual compensation (salary plus bonus, whether paid in cash or stock) for the five successive highest-paid employment years out of the employee's last 10 years of employment. Participants become fully vested in their accrued pension benefits after five years of service.

       The Retirement Plan was amended effective December 31, 1995, to freeze compensation for benefit purposes at 1995 levels. In addition, benefit service for participants under age 50 as of December 31, 1995, has been frozen; participants age 50 or over continue to accrue service for benefit purposes. All compensation received after 1995 is excluded in the determination of benefits; all service after 1995 is excluded except for participants over the age 50 on December 31, 1995.

      The Company maintains two non-qualified, unfunded benefit plans (the "Excess Plan" and the "Supplemental Plan") pursuant to which benefits of certain participants under the Retirement Plan and a qualified defined contribution 401(k) plan (the "TRIP" Plan), are supplemented to account for limitations imposed on benefits under these plans by the Internal Revenue Code of 1986, as amended (the "Code"). Benefits under the Excess Plan are determined by reference to an employee's benefits under the Retirement Plan and benefits under the Supplemental Plan are determined by reference to an employee's benefits under the Retirement Plan and TRIP calculated in each case without regard to the contribution and benefit limitations contained in the Code. Generally, benefits under the Excess Plan and the Retirement Plan related portion of the Supplemental Plan are payable at the time and in the form benefits are payable to an employee under the Retirement Plan and benefits under the TRIP related portion of the Supplemental Plan are payable in a single sum payment following an employee's termination of employment with the Company or its participating subsidiaries, death or disability. The Board has authorized the Eljer Pension Committee to administer the Excess Plan and the Retirement Plan portion of the Supplemental Plan and the Eljer TRIP Administrative and Investment Committee to administer the TRIP related portion of the Supplemental Plan; provided that the Board determines in each case the methods by which benefits are accumulated and distributed (such as the timing and form of benefit payments) under the Excess Plan and the Supplemental Plan. The amendment to the Retirement Plan discussed above is also applicable to the Excess Plan in the same manner it affects benefits and service earned under the Retirement Plan.

     For purposes of determining the benefits under the Retirement Plan, the Excess Plan and the Supplemental Plan for the named executive officers, credited years of service and the amount of covered compensation (salary plus bonuses paid in cash or stock) for 1995 are as follows: Mr. Arbuckle, 32 years and $594,775; Mr. Harris, nine years and $216,863; Mr. Thomason, five years and $277,969; and Mr. Hanthorn, one year and $210,416. In calculating credited years of service, years of service with Household International, Inc. prior to the spin-off of the Company have been taken into account.

      Mr. Morrell is covered by a retirement plan of Selkirk Manufacturing Limited, an indirect wholly-owned subsidiary of the Company. The plan provides for an annual retirement benefit to Mr. Morrell, beginning at age 60, equal to two-thirds of his final average compensation. Final average compensation means the average annual compensation during the last three years of Mr. Morrell's employment. The amount of covered compensation for 1995 to Mr. Morrell was $217,279.

Executive Compensation (Including Termination of Employment) Agreements

      Mr. Arbuckle entered into an agreement with the Company in 1991 that provides for, among other things, certain continued compensation in the event of
(i) termination of Mr. Arbuckle's employment by the Company prior to age 65 for any reason other than willful and deliberate misconduct or disability for a specified period that prevents him from reasonably performing his duties or (ii) resignation of employment prior to age 65 by reason of reassignment to a lesser rank or status, reduction of salary, benefits or target bonus, or reassignment to a geographic area more than 50 miles from his residence as of the date the agreement was executed.

      In the event Mr. Arbuckle's employment is terminated or he resigns for any such reason described above, he will be entitled for 18 months thereafter to (i) continued salary (prorated for the partial year), (ii) continued target bonuses (prorated for the partial year) and (iii) continuation of pension accrual, savings plan contributions, deferred compensation (if any) and medical and life insurance benefits or, in each case under this clause (iii), the economic equivalent thereof. Benefit plan accruals that would be payable on a deferred basis were he to continue in employment, may, at the Company's option, be deferred or payable in an actuarially equivalent lump sum at the end of the 18-month period.

      Messrs. Harris and Thomason entered into agreements with the Company in 1991. Mr. Hanthorn entered into an agreement with the Company in 1994. They are identical to Mr. Arbuckle's agreement, except that (i) the continuation of compensation provisions apply if the officer's employment is terminated or he resigns (for the same reasons set forth in Mr. Arbuckle's agreement) prior to the termination of the agreement (rather than at any time prior to age 65) and
(ii) the period of continued compensation post-employment is 12 months (rather than 18 months). The agreements with Messrs. Harris and Thomason were originally scheduled to terminate on May 1, 1995, and the agreement with Mr. Hanthorn was originally scheduled to terminate on October 17, 1995. The term of each of the agreements with Messrs. Harris, Thomason and Hanthorn is, however, renewed automatically for successive one-year periods unless the Company notifies the officer at least 90 days prior to the scheduled termination date of the agreement (as originally fixed or as extended) of the Company's election not to extend the agreement beyond such date. The term of the agreements with Messrs. Harris, Thomason and Hanthorn were automatically extended the additional one year period.

      Mr. Morrell entered into an agreement with the Company in 1994 with terms that are substantially the same as those contained in the agreements with the contracts of Messrs. Harris, Thomason and Hanthorn, with one exception. The term of the agreement has no expiration date.

Change-in-Control Agreements

      The Company has entered into agreements with Messrs. Harris, Thomason, Hanthorn and Morrell and three other officers of the Company, providing severance benefits in the event their employment is terminated within two years following a change-in-control of the Company. The provisions of these agreements supersede the provisions of the compensation agreements described above to the extent that those provisions would apply following a change-in-control of the Company.

      Under these agreements, a "change-in-control" is defined as the occurrence of any one of the following: (i) the acquisition by a person or entity of shares of stock of the Company representing 25 percent or more of the combined voting power of the stock of the Company; (ii) a change in the majority of the Board of Directors; or (iii) shareholder approval of a liquidation of the Company, a sale or disposition of all or substantially all of the Company's assets or a merger, consolidation or reorganization of the Company.

      If the employment of an officer who is a party to a change-in-control agreement is terminated by the Company other than for "cause" within two years following a change-in-control, or if such an officer voluntarily terminates his or her employment within such time period for "good reason", then the officer will be entitled to the following severance benefits: (i) two times the officer's highest annual base salary while employed by the Company; (ii) two times the greater of (a) the officer's average annual bonus over the preceding three years or (b) the officer's target bonus for the year in which the change-in-control occurs; (iii) the officer's unpaid base salary and accrued vacation pay through the date of employment termination; and (iv) two years of continued coverage under welfare benefit plans, pension plans and profit sharing plans (however, in the event an officer receives substantially similar benefits from a subsequent employer, the coverage under the officer's change-in-control agreement will be discontinued).

      Mr. Arbuckle also has entered into a change-in-control agreement with terms similar to those summarized above. However, in addition to the methods of termination entitling officers to payment under the agreements described above, Mr. Arbuckle's severance benefits also will be payable upon any voluntary termination of his employment within the two-year period following a change-in-control. Mr. Arbuckle's severance benefits will consist of the following: (i) three times his highest annual base salary while employed by the Company; (ii) three times the greater of (a) his average annual bonus over the preceding three years or (b) his target bonus for the year in which the change-in-control occurs; (iii) his unpaid base salary and accrued vacation pay through the date of employment termination; and (iv) three years of continued coverage under welfare benefit plans, pension plans, and profit sharing plans (except that if Mr. Arbuckle receives substantially similar benefits from a subsequent employer, the continued coverage under his change-in-control agreement will be discontinued).

      Upon a change-in-control of the Company, all outstanding awards granted under the Company's Long-Term Executive Incentive Compensation Plan and the 1995 Long-Term Incentive Plan shall also become fully vested, exercisable and/or payable.

      The Company's obligations under the change-in-control agreements with all of the officers of the Company are partially secured by a cash-collateralized letter of credit in the amount of $2,500,000.

Repricing of Options

      In 1995, the Company did not adjust or amend the exercise price of stock options or SARs previously granted to any of the named executive officers.

Compensation Committee Interlocks and Insider Participation

      Frank J. Morgan, who served on the Compensation Committee in 1995, served in a salaried executive office as Chairman of the Board in 1992. In 1993, the position of Chairman of the Board became a non-employee position.

Performance Graph

      The following graph sets forth the cumulative total shareholder return for the Common Stock, the New York Stock Exchange Market Index and a Competitor Group Index for the years indicated as prescribed by SEC rules.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
         AMONG ELJER INDUSTRIES, INC., NYSE MARKET INDEX AND COMPETITOR
                                 GROUP INDEX(2)









                               [PERFORMANCE GRAPH]










                                        1991              1992             1993               1994          1995
                                       ------            ------           ------             ------        ------
Company.......................          91.23            126.32            92.98              80.70        150.88
NYSE Market...................         129.41            135.50           153.85             150.86        195.61
Competitor Group..............         140.77            189.36           238.01             166.79        229.89


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1991, in the Common Stock, the NYSE Market Index and a Company constructed competitor group index.

(2) The Company constructed competitor group consists of the following companies: Hughes Supply, Inc., Manville Corporation, Masco Corporation, Morgan Products Ltd., Noland Company, Nortek, Inc., Owens-Corning Fiberglass Corporation, Ply Gem Industries, Inc. and Waxman Industries, Inc. Total return calculations were weighted according to the respective company's market capitalization.


                    PROPOSED AMENDMENT TO LONG-TERM EXECUTIVE
                           INCENTIVE COMPENSATION PLAN

        On December 19, 1995, the Board of Directors adopted a proposal to amend the Long-Term Executive Incentive Compensation Plan (the "Plan") to increase from 850,000 to 1,200,000 the number of shares of Common Stock of the Company reserved for issuance under the Plan. The proposal to amend the Plan is subject to stockholder approval. The Plan provides for the grant of qualified and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock rights to key employees of the Company. The material features of the Plan are described below.

Reasons and Principal Effect of the Proposal

        The Plan authorizes the grant to employees of the Company and its subsidiaries of options (both incentive stock options and nonqualified stock options) to purchase Common Stock, Stock Appreciation Rights ("SARs"), Restricted Stock and Restricted Stock Rights ("RSRs"). As of December 31, 1995, there were outstanding options, SARs, Restricted Stock and RSRs covering 625,907 shares of Common Stock held by 52 persons and only 214,688 shares of Common Stock remained available for future awards under the Plan. Many of these shares were awarded on February 20, 1996, as described below. The purpose of the proposal is to continue the Plan by increasing by 350,000 shares the aggregate number of shares of Common Stock that may be issued pursuant to the Plan. If the proposal is adopted, the employees of the Company who are eligible to participate in the Plan could receive more benefits under the Plan than they could if the proposal were not adopted.

        On February 20, 1996, the Stock Option Committee of the Board of Directors (the "Committee") awarded options to certain officers and key employees of the Company. The following table sets forth certain information relating to awards granted under the Plan on February 20, 1996 to the named executive officers and the specified groups and persons. All options expire on February 20, 2006 and were granted with an exercise price of $9.4375 per share.

                                NEW PLAN BENEFITS

Name and Title                                                                         Awards Granted
  or Group                                                                           (No. of Shares)(1)
---------------                                                                      ------------------
Scott G. Arbuckle ....................................................................    30,000
   President and Chief Executive Officer

James A. Harris ......................................................................    15,800
   Executive Vice President & President of Eljer Manufacturing, Inc.

James F. Thomason ....................................................................    16,500(2)
   Vice President Manufacturing

George W. Hanthorn ...................................................................    16,700
   Vice President General Counsel

G. Michael Morrell ...................................................................     8,000(3)
    Managing Director, European Operations

Current executive officers, as a group (nine persons) ................................   131,400(4)

Current directors who are not executive officers, as a group .........................       -0-

All current employees, including current officers who are not executive officers, as a
   group .............................................................................    84,950

(1)   Unless otherwise indicated, all awards were granted as stock options.
(2) Includes 6,600 shares of Restricted Stock with respect to which the restricted period will terminate on February 20, 1999.
(3) Includes 4,000 shares of Restricted Stock with respect to which the restricted period will terminate on February 20, 1999.
(4) Includes 15,600 shares of Restricted Stock with respect to which the restricted period will terminate on February 20, 1999.

      Information regarding awards made under the Plan in 1995 to the named executive officers is set forth under the tabulations captioned "Summary Compensation Table" and "Option/SAR Grants in Last Fiscal Year". The closing sale price of the Common Stock of the Company on the New York Stock Exchange on February 20, 1996 was $9.50 per share.

Description of the Plan as Currently in Effect

      The purpose of the Plan is to further the long-term growth of the Company by strengthening its ability to attract and retain key employees and by providing additional motivation and incentives for the performance of key employees. Selected employees of the Company and its subsidiaries may be chosen to receive awards under the Plan.

      The Committee is responsible for administering the Plan and determines which employees will receive awards and the amounts, types and terms of such awards and has the power to interpret the Plan, to establish rules and regulations thereunder and to make all determinations necessary or advisable in administering the Plan.

      Options and SARs. Under the Plan, the Committee may grant both incentive stock options, as defined under Section 422 of the Code and non-qualified stock options. No option granted under the Plan is transferrable other than by will or the laws of descent and distribution. The terms of each option granted under the Plan is determined by the Committee, but in no event may such term exceed 10 years from the date of grant. Options are exercisable at the rate of 25 percent of the shares subject to such option on or after each of the first, second, third and fourth anniversaries of the date of grant, provided that the option may be exercisable in full if the Committee so determines in its discretion during the optionee's employment by the Company. However, upon a change-in-control of the Company, all outstanding awards granted under the Plan shall become fully vested and exercisable. The exercise price for the purchase of shares subject to an option cannot be less than 100 percent of the fair market value of the Common Stock on the date the option is granted. Upon exercise of an option, the purchase price must be paid in full in cash, shares of Common Stock or in both cash and stock. If any award granted under the Plan terminates or lapses for any reason, the shares of Common Stock subject to such award will again be available for the grant of an award under the Plan.

      Employees who are awarded options under the Plan may also, either when such options are granted or later, be awarded SARs related to part or all of the shares subject to options. In exchange for the surrender of the right to exercise related options, an SAR granted "in tandem" with an option will entitle the employee to payment of an amount equal to the appreciation in value of the surrendered option (i.e., the excess of the fair market value of the Common Stock that is subject to the option at the time of surrender over the exercise price of such option). The Committee may also grant SARs which are not issued in tandem with options. Each such "stand-alone" SAR will entitle the holder, upon exercise, to payment of an amount equal to the difference between the base price of the SAR (which may not be less than the fair market value of one share of Common Stock on the date of grant of the SAR) and the fair market value of a share of Common Stock on the date of exercise. The "stand-alone" SARs may not be exercised less than one year nor more than 10 years from the date of grant. At the discretion of the Company, payment by an employee for the exercise of SARs may be made in cash, shares of Common Stock, or in both cash and stock. When granting SARs in tandem with the grant of an option or on a stand-alone basis the Committee may establish a maximum appreciation value payable under such SAR.

      Restricted Stock and RSRs. The Plan also authorizes the grant of Restricted Stock and RSRs. The Committee may grant shares of Common Stock to any employee, subject to forfeiture of such stock to the Company if such employee fails to remain an employee of the Company or a subsidiary for the period of time established by the Committee (the "restricted period"). The Committee may also grant RSRs, which entitle an employee to receive a stated number of shares of Common Stock if the employee remains continuously employed by the Company or a subsidiary for the restricted period specified by the Committee. The Committee may accelerate the termination of the restricted period with respect to any Restricted Stock or RSR. A holder of RSRs does not have any of the rights of a stockholder prior to the termination of the restricted period and the delivery of such shares; however, the Committee may, in its discretion, cause the Company to pay an amount of cash equal to the cash dividends declared on Common Stock for each share of Common Stock subject to an RSR. Restricted Stock and RSRs may not be transferred except by will or the laws of descent and distribution.

     The Board of Directors or the Committee may from time to time amend awards granted under the Plan, except that the Board or the Committee may not, without stockholder approval, change the exercise price of any option or the base price of an SAR or increase  the number of shares of Common Stock under the Plan (except as permitted to reflect corporate changes affecting the Common Stock such as stock dividends, stock splits, recapitalization, reorganizations, mergers, consolidations and other relevant changes in capitalization) or make any other amendment which is required by law to be approved by the Company's stockholders. The Board of Directors may terminate the Plan at any time by resolution, but such termination shall not affect awards previously granted under the Plan.

Federal Income Tax Consequences

      Nonqualified Stock Options. No income will be recognized by an optionee for Federal income tax purposes upon the grant of a nonqualified stock option. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act who exercises his or her option less than six months from the date of grant, upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act who exercises a nonqualified stock option less than six months from the date the option was granted will recognize income on the date six months after the date of grant in an amount equal to the excess of the fair market value of the shares on such date over the option price of such shares. An optionee subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election, pursuant to
Section 83(b) of the Code, no later than 30 days after the date of exercise. Executive officers, directors and 10 percent shareholders of the Company will generally be considered to be "insiders" for purposes of Section 16(b) of the Exchange Act.

      Income recognized upon the exercise of nonqualified stock options will be considered compensation subject to withholding at the time such income is recognized, and the Company must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment.

      The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

      The basis of shares transferred to an optionee pursuant to exercise of a nonqualified stock option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

      If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon such exercise will be taxable to the optionee as ordinary income. If such already owned shares of Common Stock are not "statutory option stock" (which is defined in Section 424(c)(3)(B) of the Code to include any stock acquired through the exercise of an incentive stock option, a qualified stock option, an option granted pursuant to an employee stock purchase plan or a restricted stock option, but not through the exercise of a nonqualified stock option) or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the option will not be statutory option stock and the optionee's basis in the number of shares delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon such exercise will be equal to the fair market value of such shares. However, if such already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether such exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon such exercise will be statutory option stock or how the optionee's basis will be allocated among the shares received.

     Incentive Stock Options. No income will be recognized by an optionee for federal income tax purposes upon the grant or the exercise of an incentive stock option. The basis of shares transferred to an optionee pursuant to the exercise of an incentive stock option is the price paid for such shares. If the optionee holds such shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gains or loss upon sale of the shares received upon such exercise equal to the difference between the amount realized on such sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the optionee upon such disposition will be a capital gain.

      The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for such shares is an item of adjustment for the optionee for purposes of the alternative minimum tax.

      The Company is not entitled to a deduction upon the exercise of an incentive stock option by an optionee. If the optionee disposes of the shares of stock received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

      If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether such already owned shares of Common Stock are "statutory option stock", and, if so, whether such statutory option stock has been held by the optionee for the applicable holding period referred to in
Section 424(c)(3)(A) of the Code. In general, "statutory option stock" (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option, a qualified stock option, an option granted pursuant to an employee stock purchase plan or a restricted stock option, but not through the exercise of a nonqualified stock option. If such stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of such stock in payment of the exercise price of an incentive stock option. If such stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of such stock unless such stock is not substantially vested within the meaning of the regulations under Section 83 of the Code (in which event it appears that the optionee will recognize ordinary income upon the transfer equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an incentive stock option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the option covering such stock was exercised over the option price of such stock. Under the present provisions of the Code, it is not clear whether all shares received upon the exercise of an incentive stock option with already owned shares will be statutory option stock or how the optionee's basis will be allocated among such shares.

      SARs. A recipient of SARs will not recognize income for federal income tax purposes upon the grant of SARs. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act who exercises his or her SARs less than six months from the date of grant, when SARs are exercised, the recipient will recognize ordinary income on the date of exercise in an amount equal to the cash (if any) and the fair market value of the shares transferred to him or her, without limitation, pursuant to SARs. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act who exercises SARs less than six months from the date of the grant will recognize ordinary income with respect to shares transferred to him or her on the date six months after the date of grant of the SARs in an amount equal to the fair market value of the shares on such date. A recipient subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election pursuant to Section 83(b) of the Code no later than 30 days after the date of exercise.

      The Company will be allowed a deduction equal to the amount of ordinary income recognized by the recipient due to the exercise of SARs at the time of such recognition by the recipient.

      The basis of any shares of Common Stock transferred to a recipient pursuant to the exercise of an SAR is equal to the amount the recipient is required to include in income as discussed above. If a recipient sells shares acquired upon exercise of SARs, any amount realized in excess of the basis of such shares will constitute capital gain to such recipient for federal income tax purposes.

      Restricted Stock and RSRs. If the restrictions placed upon an award of Restricted Stock under the Plan are of a nature that such shares are both subject to a substantial risk of forfeiture and are not freely transferable within the meaning of Section 83 of the Code, the recipient of such award will not recognize income for federal income tax purposes at the time of the award unless such recipient affirmatively elects to include the fair market value of the shares of Restricted Stock on the date of the award in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of such an election, the recipient will be required to include in income for federal income tax purposes in the year in which occurs the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, the fair market value of the shares of Restricted Stock on such date. The Company will be entitled to a deduction at such time in an amount equal to the amount the recipient is required to include in income with respect to the shares.

      If the restrictions imposed upon an award of Restricted Stock under the Plan are not of a nature that such shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the recipient of such an award will recognize ordinary income for federal income tax purposes at the time of the award (except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act) in an amount equal to the fair market value of the shares of Restricted Stock on the date of the award. The Company will be entitled to a deduction at such time in an amount equal to the amount the recipient is required to include in income with respect to the shares. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act will recognize income on the date six months after the date of the award in an amount equal to the fair market value of the shares of Restricted Stock on such date. A recipient subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election, pursuant to Section 83(b) of the Code no later than 30 days after the date of the award.

      A recipient of RSRs will not recognize income for federal income tax purposes upon the grant of RSRs. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act with respect to which the restriction period terminates less than six months from the date of grant, the recipient will recognize ordinary income on the date the restriction period terminates in an amount equal to the fair market value of the shares transferred to him or her, without limitation, pursuant to RSRs. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act with respect to which the restriction period terminates less than six months from the date of the grant will recognize ordinary income with respect to shares transferred to him or her on the date six months after the date of grant of the RSRs in an amount equal to the fair market value of the shares on such date. A recipient of RSRs subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election pursuant to
Section 83(b) of the Code no later than 30 days after the date on which the restriction period terminates. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the recipient with respect to RSRs at the time of such recognition by the recipient.

      The basis of any shares of Common Stock transferred to a recipient of an RSR is equal to the amount the recipient is required to include in income as discussed above. If a recipient sells shares acquired pursuant to RSRs, any amount realized in excess of the basis of such shares will constitute capital gain to such recipient for federal income tax purposes.

Required Affirmative Vote

      The affirmative vote of the holders of a least a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote is required to approve the proposal to amend the Plan. If not approved, the amendment will not become effective.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than 10 percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1995, all filings applicable to its directors, officers and more than 10 percent beneficial owners were in compliance with Section 16(a) filing requirements.


                 NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND
                      SHAREHOLDER NOMINATIONS OF DIRECTORS

      The Company's by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors of the Company, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of shareholders of the Company.

      The by-laws provide that only persons who are nominated by or at the direction of the Board of Directors or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The by-laws provide further that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by or at the direction of the Board of Directors or by a shareholder who has given timely prior written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, any notice regarding director nominations or other items of business to be considered at the meeting must be received by the Company not less than 30 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which such notice was mailed or such public disclosure was made).

      Notice to the Company from a shareholder who proposes to nominate a person at an annual meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Company stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee. Furthermore, certain information must be provided about the shareholder making the nomination. The Company may require any person nominated by the Board of Directors to furnish the information that would be required to be set forth in a shareholder's notice of nomination with respect to such nominee.

      Under the by-laws, notice relating to the conduct of business other than the nomination of directors at an annual meeting must contain certain information about such business and about the shareholder who proposes to bring the business before the meeting, including a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, the class and number of shares of Company stock beneficially owned by such shareholder and any material interest of such shareholder in the business so proposed.

      If the Chairman of the Board of Directors or other officer presiding at a meeting of shareholders of the Company determines that a person was not nominated in accordance with the by-laws, such person will not be eligible for election as a director, or if the Chairman or other presiding officer determines that the business was not properly brought before such meeting in accordance with the by-laws, such business will not be conducted at meeting. Nothing in the by-laws will preclude discussion by any shareholder of any nomination or business properly made or brought before the annual meeting in accordance with the above-mentioned procedures.

                   RATIFICATION OF THE APPOINTMENT OF AUDITORS

      Based upon the recommendation of the Audit Committee, the Company's Board of Directors has voted to appoint, subject to ratification by the Company's shareholders, Arthur Andersen LLP as the firm of independent certified public accountants to audit the financial statements of the Company and its subsidiaries for 1996. Although it is not required to do so, the Board is submitting the selection of auditors for ratification in order to obtain shareholders' approval of this appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote is required to ratify the selection of auditors. If the selection is not ratified, the Board of Directors will reconsider the appointment. A representative of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement to shareholders if he or she so desires and to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

      The management of the Company knows of no business other than that stated in this Proxy Statement which will be presented for action at the 1996 Annual Meeting. If however, other business should properly come before the meeting, the persons designated in the enclosed proxy will vote or refrain from voting in respect thereof in accordance with their best judgment.

      THE COMPANY WILL PROVIDE WITHOUT COST TO ANY OF ITS SHAREHOLDERS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR WHICH THE COMPANY IS REQUIRED TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO ELJER INDUSTRIES, INC., 17120 DALLAS PARKWAY, DALLAS, TEXAS 75248, ATTENTION: GEORGE W. HANTHORN, VICE PRESIDENT - GENERAL COUNSEL AND SECRETARY.

                      1997 ANNUAL MEETING OF SHAREHOLDERS

      Proposals from shareholders to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company on or before November 25, 1996 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.


                                                    ELJER INDUSTRIES, INC.

                                                       Scott G. Arbuckle
                                                        President and
                                                    Chief Executive Officer
Dallas, Texas
March 15, 1995

[COMPANY LOGO]

                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

17120 Dallas Parkway
Dallas, Texas  75248

         The undersigned hereby appoints Scott G. Arbuckle, Paul E. Price and C.A. Rundell, Jr., and each or any of them, as Proxies, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Eljer Industries, Inc. held of record by the undersigned on February 20, 1996, at the Annual Meeting of Stockholders to be held on April 16, 1996, or any postponement or adjournment thereof.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [DARK SLASH MARK]

1.   ELECTION OF DIRECTORS --

       FOR     WITHHOLD                      FOR   WITHHOLD
      [   ]     [   ]   Frank J. Morgan     [   ]    [   ]   John H. Deininger

2.   AMENDMENT TO LONG-TERM EXECUTIVE                For    Against    Abstain
     INCENTIVE COMPENSATION PLAN                    [   ]    [   ]      [   ]

3.   RATIFICATION OF THE APPOINTMENT OF
     ARTHUR ANDERSEN LLP as the independent          For    Against    Abstain
     auditors of the Company for the fiscal year    [   ]    [   ]      [   ]
     ending December 29, 1996.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




This proxy will be voted as you direct above. In the absence of such direction, it will be voted FOR the Nominees listed above, FOR the amendment to the Long-Term Executive Incentive Compensation Plan and FOR ratification of the appointment of Arthur Andersen LLP.

                Dated:____________________________________, 1996

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.